CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm for PSI Market Neutral Fund, PSI Total Return Fund, PSI Strategic Growth Fund and PSI Tactical Growth Fund, each a series of the Northern Lights Fund Trust we hereby consent to all references to our firm included in or made a part of this Post-Effective Amendment to the Northern Lights Fund Trust Registration Statement on Form N-1A.

Cohen Fund Audit Services, Ltd.

Westlake, Ohio

June 11, 2010